Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Strategic
Income Fund A

As of April 30, 2017, No Shareholder owned more
than 25% or more of the Fund.   As of October 31,
2017, Wells Fargo owned 945,954 shares of the Fund, which represented 26.31% of the Fund.
Accordingly, Shareholder is considered a controlling person of the Fund.


Obtaining Control of Credit Suisse Strategic
Income Fund C

As of April 30, 2017 Wells Fargo owned 584,844
shares of the Fund, which represented 41.59% of
the outstanding shares.    As of October 31, 2017,
Wells Fargo owned 1,020,310 shares of the Fund, which represented 33.29% of the outstanding shares and UBS WM USA owned 787,711 shares of the Fund, which represented 25.70% of the outstanding shares. Accordingly, shareholder is considering to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Strategic
Income Fund I

As of April 30, 2017 No shareholder more than
25.00% of the Fund.   As of October 31, 2017, UBS
WM USA owned 2,879,806 shares of the Fund, which represented 25.81% of the Fund.
Accordingly, Shareholder is considered to be a controlling person of the Fund.